EXHIBIT 99.1

JOINT FILER INFORMATION

Other Reporting Person(s)

1.           Francis S. M. Chou

Item	Information
Name:	Francis S. M. Chou
Address:	110 Sheppard Avenue East, Suite 301, Box 18, Toronto ON M2N 6Y8
Designated Filer:	Chou Associates Management Inc.
Date of Event Requiring Statement (Month/Day/Year):	February 7, 2011
Issuer Name and Ticker or Trading Symbol:	Overstock.com, Inc.
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	Francis S. M. Chou
	By:	/s/ Francis S. M. Chou
	Name: Date:	Francis S. M. Chou February 8, 2011